Exhibit 99.1

FOR RELEASE Sept. 19 @ 9:15 a.m. EDT Benefitfocus, Inc. 843-284-1052 ext. 3527 pr@benefitfocus.com

Benefitfocus Names Jeffrey Laborde Chief Financial Officer

Laborde brings to Benefitfocus more than 20 years of leadership in technology, finance and investment banking.

Charleston, S.C. – Sept. 19, 2016 – Benefitfocus, Inc. (NASDAQ: BNFT), a leading provider of cloud-based benefits management software, today announced that Jeffrey Laborde has been appointed chief financial officer, effective Sept. 15, 2016. Laborde brings to Benefitfocus extensive strategic and financial leadership experience in the technology sector.

“We’re pleased to welcome Jeff to the executive team,” said Benefitfocus Chief Executive Officer Shawn Jenkins. “His demonstrated leadership in the technology sector and extensive experience leading high-performing teams will be instrumental in supporting our rapid growth.”

Laborde has previously served as chief financial officer at both Infor, Inc., a leading enterprise resource planning software vendor, and SumTotal Systems, a leading human capital management software provider. Prior to SumTotal, Laborde served as a managing director in the San Francisco office of Goldman, Sachs & Co. in its Technology, Media & Telecom Group. Laborde has also led teams for Credit Suisse First Boston’s Technology Group and prior to that, was staff and senior auditor of Arthur Andersen LLP’s Audit and Business Advisory—Enterprise Group. He holds an MBA from the Wharton School of the University of Pennsylvania and a B.S. in Commerce, Business Administration and Accounting from Washington and Lee University.

“I’m excited to join Benefitfocus during this period of rapid growth in an industry with which I’m intimately familiar,” said Laborde. “The company is leading the transition of benefits management to the cloud by providing insurance companies and leading employers with the platform they need to engage employees and reign in health care costs. I’m eager to contribute to this mission along with the rest of the executive team.”

About Benefitfocus

Benefitfocus (NASDAQ: BNFT) provides a leading cloud-based benefits management platform that simplifies how organizations and individuals shop for, enroll in, manage and exchange benefits. Every day, leading employers, insurance companies and the consumers they serve rely on our platform to manage, scale and exchange benefits data seamlessly. In an increasingly complex benefits landscape, we bring order to chaos so our clients and their employees have access to better information, make better decisions and lead better lives. Learn more at www.benefitfocus.com, LinkedIn and Twitter.

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to maintain our culture and recruit and retain qualified personnel; reliance on key personnel;

management of growth; the need to innovate and provide useful products and services; changes in government regulations; the immature and volatile nature of the market for our products and services and other factors that could impact our anticipated growth; fluctuations in our financial results; general economic risks; our ability to compete effectively; privacy, security and other risks associated with our business; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec.cfm or upon request from our investor relations department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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